22-November-2006

To Our Valued Customers,

Our customers are the cornerstone to our success and we want let you know that Tripos' efforts to explore strategic alternatives for the business have reached an important milestone.  On Monday, November 20, we announced that Tripos, Inc. had entered into a definitive agreement to sell its Discovery Informatics business to Vector Capital, a San Francisco-based private equity boutique specializing in buyouts, spinouts and recapitalizations of established technology businesses.

What does this mean for you?

The proposed transaction between Tripos and Vector Capital that was announced on Monday, November 20, will result in Tripos becoming a private company, focused on the software and informatics business.  The company will continue to provide the pharmaceutical, biotechnology and related life sciences industries with the software, enterprise solutions, unmatched science and support that we are known for.  As a private company, Tripos will no longer have the financial burdens of a publicly reporting company.  Further, the company will be backed by a firm with substantial financial assets and operating experience giving Tripos the strength to continue innovation and break new ground in research software that will allow us to serve you better and more broadly.  To be clear, because Tripos is a public company, Tripos' shareholders must approve this transaction.  Before approval, Tripos must file a proxy statement with the Securities and Exchange Commission.  The vote is expected to occur sometime during the first quarter of 2007.  Until the approval by shareholders, Tripos will continue to operate just as it has for the past 27 years.

Once the transaction is approved and completed, as a newly constituted private company, owned by Vector, the "new Tripos" will assume all existing contracts and obligations with customers and with collaborators that involve the software and informatics side of the business.  You will continue to receive the same high level of support.  The new company will retain the name Tripos and many of the same scientists and software engineers that are the backbone of the company.  In short, you will be able to take comfort in the expectation that Tripos will be a stronger and better partner for you.

What is a "liquidation"?

What will happen after the Informatics business is sold to Vector Capital?

Tripos has announced that it is also planning to sell its chemistry research division and is in advanced negotiations for that transaction as well.  Once both of these business groups are sold, the remaining public entity will have no business operations, only some remaining assets including the corporate headquarters building, some financial instruments including both debt and equity, the cash from the sale of the two businesses, and other miscellaneous items.  There is no further purpose for this entity to exist other than to make certain that all creditors are satisfied, any remaining assets are turned into cash and the cash distributed to shareholders.  This process is legally known as "liquidation" but it only refers to the public entity.  By then, the informatics group - retaining the name Tripos - and the chemistry group - referred to as TDR or Tripos Discovery Research - will have new owners and will continue to serve customers as new private entities.  To repeat, the use of the term "liquidation" is correct and proper when referring to the public entity but does not apply to the two operating businesses.

What is Vector Capital's Strategic Plan for this business?

Initially, Vector will manage the transition of the business to private company status and will focus on operating efficiencies.  They expect to continue our heritage of scientific excellence and investment in the Sybyl and Unity suites of products.  They will continue the new Benchware product line and enterprise informatics as a focus for growth.  Over time, they expect to explore and consider add-on acquisitions in order to expand the company.  Vector also intends to keep the headquarters of the Tripos informatics business in the St. Louis, Missouri area.

There will not be much more information available for you until after shareholder approval but there is a list of Questions and Answers that we anticipated would be important for interested parties that we have filed with the Securities and Exchange Commission (SEC) on a Form 8-K.  We will send you another update once the transaction is completed with more information about Vector's plans to help Tripos better serve you.

If you have any questions, please do not hesitate to contact me at 314-647-1099 or by email at johnmc@tripos.com.  We at Tripos value you as customers and look forward to working with you to build more effective discovery operations as we go forward.  Thank you for your support and interest.

Sincerely,

John P. McAlister

President &

Chief Executive Officer

Additional Information About the Transactions

Tripos, Inc. will file with the Securities and Exchange Commission a proxy statement and other documents regarding the proposed asset sale and plan of liquidation referred to in this Current Report on Form 8-K.  Investors and security holders are urged to read the proxy statement when it becomes available because it will contain important information.  A definitive proxy statement will be sent to Tripos, Inc.'s stockholders seeking their approval of the transactions.  Investors may obtain a free copy of the proxy statement and other documents filed by Tripos, Inc. from the Commission at the Commission's website at www.sec.gov, or by directing a request to John Yingling, Vice President and Chief Financial Officer, Tripos, Inc., 1699 South Hanley Rd., St. Louis, Missouri 63144.

Participants in the Transactions

Tripos, Inc. and its directors and executive officers may be considered participants in the solicitation of proxies from Tripos, Inc.'s stockholders in connection with the proposed transactions.  Information about the directors and executive officers of Tripos, Inc. and their ownership of Tripos, Inc. stock is set forth in the proxy statement for Tripos, Inc.'s 2007 annual meeting of stockholders.  Investors may obtain additional information regarding the interests of such participants by reading the proxy statement when it becomes available.